Exhibit 99.1

Jounce Therapeutics Reports Fourth Quarter and Full Year 2016
Financial Results

- Completed upsized initial public offering raising $117.1 million in gross proceeds -

- Continue to advance lead product candidate JTX-2011 through Phase 1/2 ICONIC trial and to broaden new drug candidate pipeline leveraging Translational Science Platform -

CAMBRIDGE, Mass., March 10, 2017 - Jounce Therapeutics, Inc. (NASDAQ: JNCE) a clinical stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results and provided a corporate update for the fourth quarter and the year ended December 31, 2016.

“2016 was an important year of growth and achievement for Jounce. We progressed into the clinic as planned with the initiation of our Phase 1/2 ICONIC study of our lead product candidate, JTX-2011. We are on track to report safety data in the first half of 2017 and preliminary efficacy data in the second half of 2017. We also substantially increased our financial strength and strategic flexibility through our collaboration with Celgene and our initial public offering,” said Richard Murray, Ph.D., chief executive officer of Jounce Therapeutics. “In addition to the ICONIC study, we remain committed to the further discovery and development of novel immunotherapies matched to potentially predictive biomarkers to deliver the right therapy to the right patient."

Recent Corporate Highlights

•
Completed upsized initial public offering: In February 2017, Jounce completed its initial public offering (IPO), of 7,319,750 shares of common stock at a public offering price of $16.00 per share, including 954,750 shares of common stock issued upon the full exercise by the underwriters of their option to purchase additional shares. The gross proceeds from the IPO were approximately $117.1 million, or $108.9 million after underwriting discounts and offering expenses.

•
Strengthened executive leadership team: In February 2017, Jounce appointed Emma Lees, Ph.D. as Vice President, Discovery. In this role, Dr. Lees will lead the early discovery programs identified through the Translational Science Platform. In March 2017, Jounce appointed Cherry Thomas, M.D. to its clinical leadership team as Vice President, Clinical Development. These additions follow several key appointments by Jounce in 2016 including Barbara G. Duncan and Perry A. Karsen to its Board of Directors, and Stephen Farrand, Ph.D., as Chief Technical Officer.

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CEO Richard Murray received WEST award: The Women in the Enterprise of Science and Technology (WEST) organization dedicated to supporting and advancing women in the enterprise of science and technology, recognized Jounce CEO Richard Murray, Ph.D. for his support and advancement of the careers of women in biotech.

2016 Key Achievements

•
Initiated Phase 1/2 ICONIC Study: In September 2016, Jounce initiated its Phase 1/2 ICONIC study of lead product candidate, JTX-2011, in patients with advanced solid tumors who have not responded to standard treatment options or whose cancers have returned following standard treatment. The ICONIC trial has a four-part adaptive design, initially assessing safety and tolerability, and then preliminary efficacy as both a monotherapy and in combination with a PD-1 inhibitor.

•
Received $225M upfront payment from strategic collaboration agreement with Celgene: In July 2016, Jounce entered into a global strategic collaboration with Celgene to develop and commercialize innovative immuno-oncology treatments for patients with cancer. The collaboration includes options on JTX-2011 and up to four early-stage programs to be selected from a defined pool of B cell, T regulatory cell and tumor-associated macrophage targets from Jounce’s Translational Science Platform and an additional option to equally share JTX-4014, Jounce’s PD-1 product candidate. Jounce received an upfront payment of $225.0 million and a $36.1 million equity investment. Additionally, if Celgene exercises all of its options, all programs meet all milestones, including regulatory approvals in the United States and outside the United States, and Celgene extends the initial four year research term for three additional years, Jounce is eligible to earn up to approximately $2.6 billion in clinical, regulatory, and/or commercialization milestone payments, option-exercise fees and research term extension fees.

Upcoming Milestones

•	Jounce expects to report data from the Phase 1/2 ICONIC study of JTX-2011, including:

•	Safety and PK/PD data from the Phase 1 portion of the study in the first half of 2017

•	Preliminary efficacy data in the second half of 2017 in both a monotherapy setting and combination therapy setting with anti-PD-1 antibody nivolumab.

“The Jounce team is looking forward to an eventful 2017. We are pleased with our clinical progress and continued efforts on discovering novel immunotherapies,” added Murray. “Our strong financial position is allowing the company to execute comprehensive development programs, critical in the highly competitive immuno-oncology environment.”

Fourth Quarter and Full Year 2016 Financial Results

•
Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2016 were $257.4 million compared to $45.2 million as of December 31, 2015. Total cash, cash equivalents and marketable securities at December 31, 2016 did not include total net proceeds of approximately $108.9 million from the Company’s IPO of 7,319,750 shares of common stock in February 2017.

•
Collaboration Revenue: Collaboration revenue was $20.3 million and $37.2 million for the fourth quarter and year ended 2016, respectively. Jounce did not record any collaboration revenue during the same periods in 2015. The increase in revenue was due to the Company’s collaboration agreement with Celgene, which it entered into in July 2016. Collaboration revenue in 2016 reflected the amortization of the upfront payment of $225.0 million received from Celgene.

•
R&D Expenses: Research and development expenses were $10.7 million for the fourth quarter of 2016, compared to $7.3 million for the same period in 2015. The increase was primarily due to $1.9 million of clinical costs related to the JTX-2011 ICONIC trial and $1.4 million in employee compensation costs related to increased headcount. For the full year 2016, R&D expenses were $34.9 million compared to $22.1 million for 2015. The increase was primarily due to $6.3 million in employee compensation costs related to increased headcount and stock compensation expense related to the achievement of milestones, $3.9 million in clinical costs related to the JTX-2011 ICONIC trial initiated in 2016, $1.5 million in external research costs related to the advancement of its lead programs JTX-2011 and JTX-4014 and $0.8 million in increased facilities and operations costs.

•
G&A Expenses: General and administrative expenses were $4.7 million for the fourth quarter of 2016, compared to $2.8 million for the same period in 2015. The increase in G&A expenses was primarily due to $0.5 million in professional and consulting fees, $0.7 million in employee compensation costs related to increased headcount, and $0.4 in increased facilities costs. For the full year 2016, G&A expenses were $16.8 million compared to $8.3 million for 2015. The increase was primarily due to $2.4 million in employee compensation costs related to increased headcount, $2.0 million of legal and accounting costs related to its prior confidential registration statement on Form S-1 filed in 2015, $1.3 million in legal fees, primarily related to business development activities, and $0.9 million in accounting and recruiting fees.

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Net Income/Loss: Net income was $5.5 million for the fourth quarter of 2016, or basic and diluted net income per share attributable to common shareholders of $0.11 and $0.05, respectively, as compared to a net loss of $10.1 million for the same period in 2015, or a basic and diluted net loss per share attributable to common stockholders of $6.86. Net loss for the full year 2016 was $13.7 million, or a basic and diluted net loss per share attributable to common stockholders of $11.00, as compared to $28.5 million for 2015, or a basic and diluted net loss per share attributable to common stockholders of $23.13.

Financial Guidance

Based on its current operating plan, Jounce expects to use approximately $100.0 to $120.0 million in cash for the full year 2017, including the projected expense of operating activities, build out and capital costs associated with the relocation of our lab and office space within Cambridge, Massachusetts and federal and state income taxes related to the receipt of the Celgene upfront payment of $225.0 million.

Jounce expects collaboration revenue for the full year 2017 of approximately $80.0 million, representing the amortization of the Celgene upfront payment of $225.0 million received in 2016.

Cautionary Note Regarding Forward-Looking Statements

Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates; the timing, scope or likelihood of regulatory filings and approvals; and Jounce’s ability to identify new targets for additional product candidates, to develop future product candidates and combination therapies, and to successfully commercialize and market products may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the pre-clinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s anticipated milestones, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, the timing, cost or other aspects of a potential commercial launch of Jounce’s product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing, competition from others developing products for similar uses, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene and establish or maintain future collaborations, Jounce’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Registration Statement on Form S-1 filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right therapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in a Phase 1/2 trial. For more information, please visit http://jouncetx.com/

Jounce Therapeutics, Inc.
Consolidated Statements of Operations
(amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Collaboration revenue—related party	$20,289	$—	$37,197	$—
Operating expenses:
Research and development	10,654	7,336	34,904	22,130
General and administrative	4,653	2,804	16,759	8,266
Total operating expenses	15,307	10,140	51,663	30,396
Operating income (loss)	4,982	(10,140)	(14,466)	(30,396)
Other income (expense), net:
Other income (expense), net	484	2	763	5
Other financing income, net	—	—	—	1,859
Total other income (expense), net	484	2	763	1,864
Net income (loss)	$5,466	$(10,138)	$(13,703)	$(28,532)

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$5,466	$(10,138)	$(13,703)	$(28,532)
Accretion of preferred stock to redemption value	—	—	—	(1,011)
Loss on extinguishment of convertible preferred stock	—	—	—	(2,079)
Accrued dividends on Series A convertible preferred stock	(945)	(948)	(3,760)	(2,716)
Accrued dividends on Series B convertible preferred stock	(1,121)	(1,124)	(4,460)	(3,165)
Accrued dividends on Series B-1 convertible preferred stock	(735)	—	(1,215)	—
Net income applicable to preferred stockholders	(2,407)	—	—	—
Net income (loss) attributable to common stockholders	$258	$(12,210)	$(23,138)	$(37,503)
Net income (loss) per share attributable to common stockholders basic	$0.11	$(6.86)	$(11.00)	$(23.13)
Net income (loss) per share attributable to common stockholders diluted	$0.05	$(6.86)	$(11.00)	$(23.13)
Weighted-average common shares outstanding basic	2,386,365	1,779,860	2,102,651	1,621,240
Weighted-average common shares outstanding diluted	5,227,752	1,779,860	2,102,651	1,621,240

Jounce Therapeutics, Inc.
Consolidated Selected Balance Sheet Items
(amounts in thousands)
(unaudited)

	As of December 31,
	2016	2015
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$257,374	$45,161
Working capital	$61,114	$38,989
Total assets	$271,312	$52,975
Convertible preferred stock	$139,038	$102,961
Total stockholders' deficit	$(69,088)	$(58,760)

Media Contact:
Dan Budwick
Pure Communications, Inc.
(973) 271-6085
dan@purecommunicationsinc.com

Investor Contact:
Beth DelGiacco
Stern Investor Relations, Inc.
(212) 362-1200
beth@sternir.com